UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2009

MangoSoft, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-30781	87-0543565
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29 Riverside Street, Suite A, MS A-8 Nashua, NH	03062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 324-0400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On January 29, 2009, MangoSoft, Inc. (the “Company” or “MangoSoft”) agreed to loan $600,000 to Plaintiff Holding XI LLC, a newly formed wholly owned subsidiary (the “Subsidiary”) of Plaintiff Funding Holding, Inc., d/b/a LawCash (“LawCash”).  Such $600,000 loan (the “Loan”) is evidenced by a secured promissory note issued by the Subsidiary to MangoSoft having a term of one (1) year and bearing interest at the rate of 14% per annum (the “MangoSoft Secured Note”).  LawCash, through its various subsidiaries, is in the business of financing litigations, and the proceeds of the Loan will be used to fund various plaintiffs’ receivables in the normal course of LawCash’s business.  The Subsidiary’s obligations with respect to the MangoSoft Secured Note are guaranteed by LawCash (the “LawCash Guarantee”), and in addition, Mr. Selig Zises has agreed to guarantee up to $120,000 of losses incurred by the Company in connection with the MangoSoft Secured Note (the “Loss Guarantee”).

Each of the Company and LawCash are directly or indirectly controlled by Mr. Selig Zises and Mr. Jay Zises.

The foregoing is only intended to be a summary of the terms of the MangoSoft Secured Note, the LawCash Guarantee and the Loss Guarantee, and is not intended to be a complete discussion of such documents.  Accordingly, such discussion is qualified in its entirety by reference to the full text of each of the MangoSoft Secured Note, the LawCash Guarantee and the Loss Guarantee, each of which is attached as Exhibit 99.1, Exhibit 99.2 and 99.3 respectively, to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	The following are filed as Exhibits to this Current Report on Form 8-K:

99.1	Secured Promissory Note, dated as of January 29, 2009, issued by Plaintiff Holding XI LLC to MangoSoft, Inc.

99.2	Guaranty, dated as of January 29, 2009 issued by Plaintiff Funding Holding, Inc. in favor of Plaintiff Holding XI LLC.

99.3	Loss Guaranty, dated as of January 29, 2009, issued by Selig Zises in favor of MangoSoft, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MangoSoft, Inc.

Date: February 3, 2009	/s/ Dale Vincent
Dale Vincent
Chief Executive Officer